Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2017 THIRD QUARTER RESULTS

Selected Highlights

•	Record quarterly pulp production and energy sales volumes;

•	Higher pulp prices, sales realizations and sales volumes contribute to stronger current quarter net income of $21.1 million and Operating EBITDA* of $64.0 million;

•	Friesau sawmill performing ahead of plan; and

•	Quarterly cash dividend increased 9% to $0.125.

NEW YORK, NY, October 26, 2017 - Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) today reported strong results for the third quarter ended September 30, 2017 as Operating EBITDA* increased by 34% to $64.0 million from $47.9 million in the same quarter of 2016 and by 64% from $39.1 million in the prior quarter.

In the current quarter, net income increased to $21.1 million, or $0.33 per basic and $0.32 per diluted share, compared to net income of $11.9 million, or $0.18 per basic and diluted share, in the comparative quarter and a net loss of $2.1 million in the prior quarter.

Summary Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, other than per share amounts)
Pulp segment revenues	$272,358	$237,941	$781,028	$709,929
Wood products segment revenues	33,140	-	50,431	-

Total revenues	$305,498	$237,941	$831,459	$709,929

Pulp segment operating income	$40,609	$31,312	$103,302	$79,979
Wood products operating income	2,983	-	3,064	-
Corporate and other operating loss	(2,303)	(1,491)	(5,604)	(5,281)

Total operating income	$41,289	$29,821	$100,762	$74,698

Pulp segment depreciation and amortization	$21,149	$17,923	$59,652	$52,810
Wood products depreciation and amortization	1,419	-	2,553	-
Corporate and other depreciation and amortization	105	108	314	402

Total depreciation and amortization	$22,673	$18,031	$62,519	$53,212

Operating EBITDA*	$63,962	$47,852	$163,281	$127,910
Loss on settlement of debt(1)	$-	$-	$10,696	$454

Income tax provision	$6,632	$5,109	$21,897	$19,181
Net income	$21,143	$11,926	$28,765	$16,454
Net income per common share
Basic	$0.33	$0.18	$0.44	$0.25
Diluted	$0.32	$0.18	$0.44	$0.25
Common shares outstanding at period end	65,017	64,694	65,017	64,694

(1)	Redemption of 7.0% Senior Notes due 2019

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

President’s Comments

Mr. David M. Gandossi, the Chief Executive Officer, stated: “In the third quarter of 2017, pulp prices in Europe and North America increased as a result of continued steady demand and were generally flat in China compared to the prior quarter of 2017. Overall our average pulp sales realizations were approximately 2% higher in the third quarter of 2017 compared to the prior quarter of 2017.”

He added: “Late in the third quarter of 2017, prices increased in China as a result of strong demand and a sharp reduction in China’s imports of recovered or waste paper. Such reduction resulted from a major environmental policy shift announced by China in the third quarter of 2017 to reduce and phase out imports of solid waste and scraps, including recovered or waste paper.”

Mr. Gandossi continued: “At the end of the current quarter, list prices in Europe, China and North America were approximately $920, $710 and $1,130 per ADMT, respectively. In October 2017, we announced list price increases of $90 and $40 per ADMT in China and Europe, respectively. However, we cannot assure that such increases will be fully implemented and, as prices are cyclical, that they will not decline in the future.

Currently, the NBSK pulp market is balanced with world producer inventories at about 29 days’ supply.”

Mr. Gandossi continued: “We are pleased with the ramp up of the Friesau Facility which produced 109.6 million board feet of lumber in the current quarter compared to 67.5 million board feet of lumber in the prior quarter of 2017 and generated operating income of $3.0 million. Average lumber sales realizations increased by approximately 14% to $375 per Mfbm from $328 per Mfbm in the prior quarter. Approximately 10% of the Friesau Facility’s lumber sales volumes were to the U.S. market and substantially all of the rest were to Europe. Currently both the European and U.S. lumber markets are strong and prices are near multi-year highs and are expected to remain steady in the near term.”

He added: “Looking forward, we believe the new pulp production capacity that has or is coming on line will not have a material negative impact on the market in 2017 as a result of steady demand growth and diminishing supply and quality of recycled fiber. Further, some of the new capacity will not hit the market in a meaningful amount until 2018. As a result, we currently expect overall steady pulp demand in the near term.”

Mr. Gandossi concluded: “Going forward, we have only three days of scheduled annual maintenance downtime at our Stendal mill in the fourth quarter of 2017. With our major annual maintenance downtime completed, balanced pulp markets, strengthening pulp prices and the continuing ramp up of the Friesau Facility, we are well positioned for a strong fourth quarter of 2017.”

Quarterly Dividend

A quarterly dividend of $0.125 per common share will be paid on January 4, 2018 to all shareholders of record on December 27, 2017. Future dividends will be subject to board approval and may be adjusted as business and industry conditions warrant.

Summary Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
Pulp Segment	2017	2016	2017	2016
Pulp production (‘000 ADMTs)	388.1	361.8	1,124.5	1,078.1
Annual maintenance downtime (‘000 ADMTs)	10.2	10.2	42.7	39.8
Annual maintenance downtime (days)	10	10	32	31
Pulp sales (‘000 ADMTs)	383.8	359.8	1,147.7	1,083.6
Average NBSK pulp list prices in Europe ($/ADMT)(1)	903	810	869	800
Average NBSK pulp list prices in China ($/ADMT)(1)	670	595	662	601
Average NBSK pulp list prices in North America ($/ADMT)(1)	1,110	998	1,079	974
Average pulp sales realizations ($/ADMT)(2)	638	593	615	588
Energy production (‘000 MWh)	497.5	473.8	1,418.5	1,380.8
Energy sales (‘000 MWh)	224.8	208.4	620.9	606.0
Average energy sales realizations ($/MWh)	97	92	92	90

Wood Products Segment
Lumber production (million board feet)(3)	109.6	-	177.1	-
Lumber sales (million board feet) (3)	74.2	-	115.7	-
Average lumber sales realizations ($/Mfbm) (3)	375	-	358	-
Energy sales (‘000 MWh)	24.5	-	48.5	-
Average energy sales realizations ($/MWh)	127	-	119	-

Average Spot Currency Exchange Rates
$/ €(4)	1.1755	1.1163	1.1146	1.1166
$ / C$(4)	0.7984	0.7663	0.7659	0.7578

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)

Lumber production and sales in Europe are commonly measured in cubic metres. We have converted our lumber metrics from cubic metres to board feet using a conversion ratio of 1.6 cubic meters of lumber equalling a thousand board feet (“Mfbm”) of lumber.

(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

Consolidated - Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

Total revenues for the three months ended September 30, 2017 increased by approximately 28% to $305.5 million from $237.9 million in the same quarter of 2016 primarily due to the inclusion of $33.1 million of wood product revenues and 15% higher pulp revenues. In the current quarter, pulp revenues benefitted from an approximately 8% increase in pulp sales realizations and an approximately 7% increase in sales volumes.

Costs and expenses in the current quarter increased by approximately 27% to $264.2 million from $208.1 million in the third quarter of 2016 primarily due to the inclusion of costs and expenses from our wood products segment, the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses and higher pulp sales volumes.

In the third quarter of 2017, operating depreciation and amortization increased to $22.6 million from $17.9 million in the same quarter of 2016 due to the completion of large capital projects at our pulp mills and the acquisition of the Friesau Facility.

Selling, general and administrative expenses increased to $12.3 million in the third quarter of 2017 from $10.1 million in the same quarter of 2016 primarily due to the inclusion of the wood products segment.

In the third quarter of 2017, our operating income increased by approximately 39% to $41.3 million from $29.8 million in the same quarter of 2016 primarily due to higher pulp sales realizations and sales volumes partially offset by the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses.

Interest expense in the current quarter increased to $13.5 million from $12.8 million in the same quarter of 2016 primarily as a result of drawing €25.0 million on our €70.0 million revolving credit facility to partially finance the acquisition of the Friesau Facility and an increase in its working capital resulting from the ramp up of its operations.

During the third quarter of 2017, income tax expense increased to $6.6 million from $5.1 million in the same quarter of 2016 due to higher taxable income for our German mills.

For the third quarter of 2017, our net income increased to $21.1 million, or $0.33 per basic share and $0.32 per diluted share, from $11.9 million, or $0.18 per basic and diluted share, in the same quarter of 2016.

In the third quarter of 2017, Operating EBITDA increased by approximately 34% to $64.0 million from $47.9 million in the same quarter of 2016 primarily due to higher pulp sales realizations and sales volumes and the inclusion of our wood products segment, partially offset by the negative impact of a weaker dollar.

Operating Results by Business Segment

None of the income or loss items following operating income in our Interim Consolidated Statement of Operations are allocated to our segments, since those items are reviewed separately by management.

Pulp Segment - Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

Selected Financial Information

	Three Months Ended September 30,
	2017	2016
	(in thousands)
Pulp revenues	$247,314	$215,835
Energy and chemical revenues	$25,044	$22,106
Operating depreciation and amortization	$21,149	$17,923
Operating income	$40,609	$31,312

Pulp revenues in the third quarter of 2017 increased by approximately 15% to $247.3 million from $215.8 million in the same quarter of 2016 due to higher sales realizations and sales volumes.

Energy and chemical revenues increased by approximately 13% to $25.0 million in the third quarter of 2017 from $22.1 million in the same quarter of 2016 due to record sales volumes.

Pulp production increased by approximately 7% to 388,102 ADMTs, being a quarterly pulp production record, in the current quarter from 361,800 ADMTs in the same quarter of 2016. In the third quarter of 2017 and 2016, we had 10 days (approximately 10,200 ADMTs) of annual maintenance downtime at our Rosenthal mill.

We estimate that annual maintenance downtime in the current quarter adversely impacted our operating income by approximately $6.8 million, comprised of approximately $5.2 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance downtime.

Pulp sales volumes increased by approximately 7% to 383,795 ADMTs in the current quarter from 359,791 ADMTs in the same quarter of 2016 primarily due to strong production and continued steady demand in China and Europe.

In the current quarter of 2017, list prices for NBSK pulp in Europe and China increased from the same quarter of 2016, largely as a result of overall steady demand. Average list prices for NBSK pulp in Europe were approximately $903 per ADMT in the third quarter of 2017, compared to approximately $810 per ADMT in the same quarter of 2016. Average list prices for NBSK pulp in China and North America were approximately $670 per ADMT and $1,110 per ADMT, respectively, in the current quarter, compared to approximately $595 per ADMT and $998 per ADMT, respectively, in the same quarter of 2016.

In the third quarter of 2017, as part of achieving the goals of its next five-year plan, China announced a major policy shift to enhance green development by sharply reducing the imports of waste/scrap materials including recovered or waste paper. In the current quarter, China announced goals to stop imports of unsorted paper by the start of 2018 and all solid waste and scrap imports by the end of 2019.

It is too early to predict how China’s new policies will evolve, be implemented and their full effect. However, a material reduction in Chinese imports of waste or unsorted paper is expected to increase pulp demand in China over the medium term.

Average pulp sales realizations increased by approximately 8% to $638 per ADMT in the third quarter of 2017 from approximately $593 per ADMT in the same quarter of 2016 primarily due to higher list prices.

Compared to the same quarter of the prior year the dollar was weaker against the euro and Canadian dollar which increased the cost of our euro and Canadian dollar costs and expenses and contributed to a negative foreign exchange impact on operating income of approximately $13.7 million when compared to the same quarter of the prior year.

Costs and expenses for our pulp segment in the current quarter increased by approximately 13% to $232.8 million from $206.6 million in the third quarter of 2016 primarily due to the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses and higher pulp sales volumes.

On average, in the current quarter overall per unit fiber costs increased by approximately 5% from the same quarter of 2016 primarily as a result of the weaker dollar on our euro and Canadian dollar denominated fiber costs. The fiber markets in both Germany and in the Celgar mill’s fiber basket continued to be balanced. In the current quarter, per unit fiber costs in Germany were approximately 9% higher than the comparative quarter and for our Celgar mill were approximately 3% lower than the comparative quarter.

Transportation costs for our pulp segment increased by approximately 11% to $19.4 million in the current quarter from $17.5 million in the same quarter of 2016 primarily due to higher sales volumes.

In the third quarter of 2017, pulp segment operating income increased by approximately 30% to $40.6 million from $31.3 million in the same quarter of 2016 primarily due to higher pulp sales realizations and sales volumes partially offset by the net impact of a weaker dollar.

Wood Products Segment - Three Months Ended September 30, 2017

Selected Financial Information

Three Months Ended September 30, 2017
(in thousands)
Lumber revenues	$ 27,851
Energy revenues	$ 3,116
Other wood residual revenues	$ 2,173
Operating depreciation and amortization	$ 1,419
Operating income	$ 2,983

On April 12, 2017, we entered into the wood products business with the acquisition of the Friesau Facility.

In the third quarter of 2017, lumber revenues were $27.9 million, of which approximately 10% of sales volumes were in the U.S. market and substantially all remaining sales were in Europe. Depending on market conditions, we currently intend to increase our lumber sales to the U.S. market to up to half of the lumber production from Friesau. European and U.S. lumber markets were generally strong and prices steady and near multi-year highs.

In the third quarter of 2017, we produced 109.6 million board feet of lumber. Lumber sales volumes were 74.2 million board feet as we completed our inventory build-up to support sales to the U.S. market, some of which sales will be realized in the last quarter of 2017. In the current quarter, our average lumber sales realization was $375 per Mfbm.

In the third quarter, energy and other by-product revenues were approximately $5.3 million.

Our fiber costs were approximately 80% of our cash production costs. The ramping up of production since acquisition resulted in our purchasing large volumes of sawlogs in a short period. This resulted in our sawlog costs being marginally higher than our regional competitors. We currently expect our sawlog costs to remain flat in the fourth quarter of 2017 and to compare more favorably to regional competitors in 2018.

In the current quarter we continued to realize upon fiber synergies between the Friesau Facility and our Rosenthal pulp mill. During the current quarter, the facility shipped approximately 291,800 cubic meters of chips to Rosenthal, and Rosenthal has shipped approximately 19,900 cubic meters of waste wood to Friesau. Both volumes are in line with our forecasts and have begun to lower costs at both mills.

In the third quarter of 2017, our wood products segment operating income was $3.0 million.

Consolidated - Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

Total revenues for the nine months ended September 30, 2017 increased by approximately 17% to $831.5 million from $709.9 million in the same period of 2016 primarily due to higher pulp revenues and $50.4 million of wood products revenue.

Costs and expenses in the nine months ended September 30, 2017 increased by approximately 15% to $730.7 million from $635.2 million in the same period of 2016 primarily due to the inclusion of our wood products segment and higher pulp sales volumes.

In the nine months ended September 30, 2017, our operating income increased by approximately 35% to $100.8 million from $74.7 million in the same period of 2016 primarily due to higher pulp sales realizations.

For the nine months ended September 30, 2017, net income increased to $28.8 million, or $0.44 per basic and diluted share, from $16.5 million, or $0.25 per basic and diluted share, in the same period of 2016.

In the nine months ended September 30, 2017, Operating EBITDA increased by approximately 28% to $163.3 million from $127.9 million in the same period of 2016 primarily as a result of higher pulp sales realizations and, to a lesser degree, the inclusion of our wood products segment.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	September 30,	December 31,
	2017	2016
(in thousands)
Financial Position
Cash and cash equivalents	$ 157,217	$ 136,569
Working capital	$ 370,289	$ 308,681
Total assets	$ 1,385,882	$ 1,158,708
Long term liabilities	$ 744,565	$ 686,410
Total equity	$ 498,001	$ 379,128

As at September 30, 2017, we had approximately $164.5 million available under our revolving credit facilities.

As a result of the weakening of the dollar versus the euro and Canadian dollar as at September 30, 2017 compared to December 31, 2016, we recorded a non-cash increase in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash increase of approximately $107.6 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income and as an increase to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, October 27, 2017 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m6/p/wjzs9bk6 or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 1.5 million tonnes of NBSK pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi Chief Executive Officer (604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$305,498	$237,941	$831,459	$709,929
Costs and expenses
Operating costs, excluding depreciation and amortization	229,314	180,124	633,180	550,293
Operating depreciation and amortization	22,568	17,923	62,205	52,810
Selling, general and administrative expenses	12,327	10,073	35,312	32,128

Operating income	41,289	29,821	100,762	74,698

Other income (expenses)
Interest expense	(13,513)	(12,791)	(40,712)	(38,718)
Loss on settlement of debt	—	—	(10,696)	(454)
Other income (expenses)	(1)	5	1,308	109

Total other expenses	(13,514)	(12,786)	(50,100)	(39,063)

Income before provision for income taxes	27,775	17,035	50,662	35,635
Provision for income taxes	(6,632)	(5,109)	(21,897)	(19,181)

Net income	$21,143	$11,926	$28,765	$16,454

Net income per common share
Basic	$0.33	$0.18	$0.44	$0.25
Diluted	$0.32	$0.18	$0.44	$0.25

Dividends declared per common share	$0.115	$0.115	$0.345	$0.345

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$157,217	$136,569
Restricted cash	2,125	4,327
Accounts receivable	181,062	123,892
Inventories	164,374	133,451
Prepaid expenses and other	8,827	3,612

Total current assets	513,605	401,851

Property, plant and equipment, net	844,502	738,276
Intangible and other assets	26,605	7,591
Deferred income tax	1,170	10,990

Total assets	$1,385,882	$1,158,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$142,201	$92,133
Pension and other post-retirement benefit obligations	1,115	1,037

Total current liabilities	143,316	93,170

Debt	669,012	617,545
Pension and other post-retirement benefit obligations	26,283	25,084
Capital leases and other	27,696	26,467
Deferred income tax	21,574	17,314

Total liabilities	887,881	779,580

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,017,000 issued and outstanding (2016 – 64,694,000)	64,974	64,656
Additional paid-in capital	337,330	333,673
Retained earnings	172,407	166,068
Accumulated other comprehensive loss	(76,710)	(185,269)

Total shareholders’ equity	498,001	379,128

Total liabilities and shareholders’ equity	$1,385,882	$1,158,708

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from (used in) operating activities
Net income	$21,143	$11,926	$28,765	$16,454
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	22,673	18,031	62,519	53,212
Deferred income tax provision	4,184	3,343	12,589	12,290
Loss on settlement of debt	—	—	10,696	454
Defined benefit pension plan and other post-retirement benefit plan expense	549	446	1,615	1,320
Stock compensation expense	774	972	1,525	2,627
Other	783	1,577	1,308	2,099
Defined benefit pension plan and other post-retirement benefit plan contributions	(458)	(421)	(1,309)	(1,305)
Changes in working capital
Accounts receivable	1,584	(3,533)	(42,130)	8,968
Inventories	(14,043)	(7,695)	(9,912)	3,293
Accounts payable and accrued expenses	(1,906)	11,980	41,929	11,877
Other	(1,496)	(190)	(4,338)	(110)

Net cash from (used in) operating activities	33,787	36,436	103,257	111,179

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(14,342)	(8,562)	(42,249)	(28,977)
Purchase of intangible assets	(394)	(208)	(799)	(1,144)
Acquisition of Friesau Facility	—	—	(61,627)	—
Other	(381)	(678)	(304)	69

Net cash from (used in) investing activities	(15,117)	(9,448)	(104,979)	(30,052)

Cash flows from (used in) financing activities
Repurchase of notes	—	—	(234,945)	(23,079)
Proceeds from issuance of notes	—	—	250,000	—
Proceeds from revolving credit facility	—	7,662	26,525	7,662
Dividend payments	(7,477)	(7,440)	(22,389)	(22,293)
Payment of debt issuance costs	—	—	(6,132)	—
Payment of interest rate derivative liability	—	—	(3,789)	(5,852)
Other	(389)	420	569	(583)

Net cash from (used in) financing activities	(7,866)	642	9,839	(44,145)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,895	1,265	10,329	3,539

Net increase in cash, cash equivalents and restricted cash	14,699	28,895	18,446	40,521
Cash, cash equivalents and restricted cash, beginning of period	144,643	120,485	140,896	108,859

Cash, cash equivalents and restricted cash, end of period	$159,342	$149,380	$159,342	$149,380

Supplemental cash flow disclosure
Cash paid for interest	$8,430	$1,396	$29,311	$26,031
Cash paid for income taxes	$2,797	$2,954	$8,001	$12,265

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net income	$21,143	$11,926	$28,765	$16,454
Income tax provision	6,632	5,109	21,897	19,181
Interest expense	13,513	12,791	40,712	38,718
Loss on settlement of debt	-	-	10,696	454
Other (income) expenses	1	(5)	(1,308)	(109)

Operating income	41,289	29,821	100,762	74,698
Add: Depreciation and amortization	22,673	18,031	62,519	53,212

Operating EBITDA	$63,962	$47,852	$163,281	$127,910

(4)

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